Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MMS USA HOLDINGS, INC.,

COVEY MERGER SUB, INC.,

LIVERAMP HOLDINGS, INC., and

solely for the purposes of Section 10.14,

PUBLICIS GROUPE S.A.

dated as of

May 16, 2026

TABLE OF CONTENTS

i

ii

Annex A	Surviving Company Certificate of Incorporation
Annex B	Surviving Company Bylaws

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 16, 2026, is by and among MMS USA Holdings, Inc., , a Delaware corporation (“Parent”), Covey Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of Parent (“Merger Sub”), LiveRamp Holdings, Inc, a Delaware corporation (the “Company”), and solely for the purposes of Section 10.14 hereof, Publicis Groupe S.A., a French société anonyme (“Parent Topco”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, in connection with the Merger, each share of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, Cancelled Shares or Converted Shares) shall be automatically converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders approve the Transactions, including the Merger, and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent, the board of directors of Merger Sub, and the sole stockholder of Merger Sub, have unanimously approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of, and conditions to, the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.            Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (a) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision or any other provision that would have a similar effect) and (b) do not in any way restrict the Company or its Representatives from complying with its obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction immediately following the consummation of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“AI Systems” means a machine- or Software-based system that operates with varying levels of autonomy and that may exhibit adaptiveness after development, that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations or decisions.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust or competition Laws that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly or restraining trade or lessening competition through merger or acquisition or otherwise, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust or competition Laws of any jurisdiction other than the United States.

“Business Day” means any day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York, New York or San Francisco, California are authorized or required by Law to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States, or (as the context may require) any member agency thereof acting in such capacity.

“CFIUS Approval” means (a) the Company and Parent have received written notice from CFIUS that CFIUS has determined that the transactions contemplated by this Agreement and notified to CFIUS are not “covered transactions” and are not subject to review under Section 721; (b) the Company and Parent have received written notice from CFIUS that it has concluded all action under Section 721 with respect to the transactions contemplated by this Agreement and notified to CFIUS and has determined that there are no unresolved national security concerns; or (c) if CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (the “President”) requesting the President’s decision on the CFIUS Notice, then the President has (i) announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) not taken any action to suspend or prohibit the transactions contemplated by this Agreement after fifteen (15) days from the date of receipt of the CFIUS Report.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement submitted to CFIUS by the Company and Parent pursuant to 31 C.F.R. Part 800 Subpart E and, for purposes of Section 5.11 only, shall mean any mandatory declaration submitted to CFIUS pursuant to 31 C.F.R. Section 800.401, any voluntary declaration submitted to CFIUS pursuant to 31 C.F.R. Section 800.402 and any joint notice submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.

“CFIUS Turndown” means either that (a) CFIUS notifies Parent and the Company in writing that it intends to send a report to the President recommending that he act to suspend or prohibit the Merger or (b) the President issues an order suspending or prohibiting the Merger.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock purchase, stock option or other equity or equity-based compensation arrangement or plan, incentive compensation, deferred compensation, retirement or supplemental retirement, severance, termination pay, employment, consulting, change-in-control, retention, collective bargaining, profit sharing, pension, retirement, vacation, cafeteria, dependent care, medical care, death and disability benefit, flexible benefits, supplemental unemployment benefit, employee assistance program, education or tuition assistance program, and each insurance and other fringe or employee benefit plan, program or arrangement, in each case, (a) that is sponsored, maintained, entered into, contributed to or required to be contributed to by the Company or any Company Subsidiary, (b) for the benefit of current or former employees, directors, individual consultants or other individual service providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or (c) with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent), other than any plan to which the Company or any Company Subsidiary contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity.

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Certificate of Incorporation of the Company, as amended and as in effect on the date hereof.

“Company Equity Awards” means the Company Options, Company PSU Awards, Company RSU Awards and Company Restricted Stock Awards.

“Company Equity Plans” means the Company’s Amended and Restated 2005 Equity Compensation Plan and the Habu, Inc. 2018 Stock Plan.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company IT” means all technology devices, computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communication lines and hardware), Software, telecommunications systems and all other information technology assets, infrastructure, and systems owned, used or held for use by the Company or any Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition, business, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole or (2) the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that, solely for purposes of clause (1), no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes after the date hereof in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes after the date hereof in general conditions in any industry or industries or markets in which the Company and the Company Subsidiaries operate, (c) any changes after the date hereof in general political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices, or newly introduced tariffs or changes to existing tariffs), (d) any changes after the date hereof in GAAP or other applicable national or international accounting standards, or in the accounting rules and regulations of the SEC, or in any official interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the official interpretation thereof by Governmental Entities, (f) any decrease or decline in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) changes in the Company’s credit rating (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (h) any changes after the date hereof in geopolitical conditions, acts of terrorism (including cyberterrorism) or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or epidemics, pandemics or other outbreak of illness or public health event (whether human or animal), or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (i) the execution and public announcement of this Agreement or the Transactions, including the identity of Parent or its affiliates, the pendency or consummation of the Transactions, and the impact thereof on the relationships of the Company with its officers and other employees, customers, suppliers, distributors or other business partners (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the pendency of or consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (j) any action or inaction which is expressly required by the terms of this Agreement or which is taken or not taken at the express written request of Parent, (k) any proceeding brought or threatened by stockholders of the Company (including on behalf of the Company) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Proxy Statement or any other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the Transactions, and (l) the failure of Parent to consent to any of the actions proscribed in Section 6.1 where such failure to consent was unreasonable; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Company Option” means each option to purchase shares of Company Common Stock granted under the Company Equity Plans.

“Company PSU Award” means each performance-vesting restricted stock unit award granted under the Company Equity Plans.

“Company Registered IP” means all applications, registrations, issuances and filings for Intellectual Property that are registered, filed or recorded with, pending before, or issued by a Governmental Entity, intellectual property registrar or Internet domain name registrar, in each case, that are owned or purported to be owned by the Company or any Company Subsidiary, whether wholly or jointly owned.

“Company Restricted Stock Award” means each award of restricted shares of Company Common Stock granted under the Company Equity Plans.

“Company RSU Award” means each time-vesting restricted stock unit award granted under the Company Equity Plans.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated July 11, 2025, between an affiliate of Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of applicable foreign Law.

“Data Supplier” means the suppliers and vendors of data of the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the protection of public or occupational health and safety of Persons or property or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“FDI Laws” means any applicable supranational, national, federal, state, county or local foreign investment Laws that are designed or intended to prohibit, restrict or regulate foreign investment in any jurisdiction other than the United States.

“Fraud” means Delaware common law fraud. “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, board (including zoning), department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation due to its hazardous or deleterious characteristics under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, pesticides, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon, mold, mold spores and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (i) all obligations of such Person (A) for borrowed money or (B) evidenced by bonds, debentures, notes or similar instruments, (ii) all obligations of such Person under finance leases in accordance with GAAP (other than, for the avoidance of doubt, operating leases), (iii) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions, (iv) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements that would be payable to terminate such arrangements, calculated, as of the date of determination, as the amount of any payments that would be required to be paid by such Person to the counterparty in the event of an early unwind or early termination of such instruments on such date, (v) all obligations for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations), (vi) all obligations of the type referred to in the foregoing clauses (i) through (v) of another Person secured by any Lien on any property or asset of such first Person valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets, and (vii) all guarantees or similar arrangements by such Person, as applicable, of obligations of the type referred to in the foregoing clauses (i) through (vi) in respect of any other Person, it being understood that the amount of any of the foregoing Indebtedness described in clauses (i) through (vii) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing; provided that “Indebtedness” shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business, in each case, that are not yet due and payable.

“Intellectual Property” means any and all intellectual property rights, whether statutory, common law or otherwise, including all rights throughout the world in or to, or arising out of: (i) patents, patent applications, statutory invention registrations, registered designs, industrial designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (ii) trademarks, service marks, logos, trade dress, trade names, corporate names, and other indicia of source or origin, including the goodwill associated with any of the foregoing (“Trademarks”); (iii) copyrights and other equivalent rights in works of authorship and all works of authorship (including rights in any Software, databases or designs as a work of authorship), moral rights and other related rights of authors; (iv) Internet domain names, URLs, internet protocol addresses, social media accounts, and rights in websites and all the content provided on the foregoing; (v) trade secrets, industrial secret rights, and other rights in know-how, data and confidential and proprietary information, including in technologies, processes, techniques, protocols, methodologies, methods, formulae, algorithms, layouts, designs, specifications, confidential information, in each case, that derive independent economic value, whether actual or potential, from not being known to other Persons (together, “Trade Secrets”); and (vi) other similar or equivalent intellectual property rights anywhere in the world.

“Knowledge” means (i) with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed on Section 1.1 of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance (including zoning), judgment or decree, administrative or judicial doctrine, or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, condition, title defect, claim, option, right of first offer or first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or other third-party right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding (i) restrictions on transfer arising under applicable securities laws and (ii) licenses, covenants not to assert and similar rights granted with respect to Intellectual Property that are not granted in connection with a security interest or other lien.

“Material Data Supplier” means the ten (10) largest Data Suppliers (based on payments made for the twelve (12) month period ended March 31, 2026).

“Non-Resident Capital Gain Tax” means any Tax imposed on non-residents of the Taxing jurisdiction with respect to a direct or indirect transfer by non-residents of shares or other securities of an entity organized or resident in the Taxing jurisdiction (whether imposed by withholding or otherwise and whether calculated by reference to transfer price, net gain or otherwise).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Source License” means any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, Eclipse Public License, Common Public License, CDDL, and Mozilla Public License) and any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Permitted Liens” means any (i) Lien for Taxes or governmental assessments, charges or claims of payment (x) not yet delinquent or (y) that are being contested in good faith by appropriate proceedings and, in the case of clause (y), for which adequate reserves have been established by the Company in accordance with GAAP, (ii) Lien which is a vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) Lien securing Indebtedness that is specifically disclosed on Section 1.1(b) of the Company Disclosure Letter (and identified thereon as being secured by such Liens) so long as the terms of such Indebtedness, as in effect on the date of this Agreement, require the incurrence of such Liens to secure such Indebtedness, (iv) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) any Lien solely related to the fee interest (and which would not impact the leasehold interest) of a Company Lease, (vi) Lien arising from a UCC financing statement that was filed solely as a precautionary measure in connection with leases or consignment of goods, (vii) with respect to real property, any title defects or irregularities, zoning and land use covenants and conditions, easements, rights-of-way, restrictions, and non-monetary encumbrances, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property, or (viii) Liens that do not secure Indebtedness and have arisen in the ordinary course of business consistent with past practice, and do not adversely affect the value, ownership use or operation of the property subject thereto in any material respect.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person), together with any other information protected as “personal data,” “personally identifiable information,” “PII,” “individually identifiable health information,” “protected health information,” “PHI,” “personal information,” “PI” or similar term of any applicable Law.

“Privacy Requirements” means all applicable Laws, contractual obligations, and Privacy Statements to which the Company or any Company Subsidiary is bound or subject, in each case, relating to privacy, data protection, data security, cybersecurity or the Processing of Protected Information, or to sales and marketing with the use of Protected Information.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted or otherwise binding privacy policies or statements (including if posted on the Company’s or the Company Subsidiaries’ products and services, or if made as a representation or statement in connection with the collection of Personal Data) regarding any Processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Process” means any operation or set of operations that is performed upon, by or on behalf of the Company or any Company Subsidiary with respect to information, whether or not by automatic means, including access, collection, recording, storage, organization, adaptation, alteration, retrieval, use, transmission, dissemination, making available or other processing.

“Protected Information” means any (a) Personal Data, (b) information that is governed, regulated or protected by one or more Privacy Statements or applicable Laws concerning privacy, cybersecurity or data security, (c) information that is covered by industry standards and frameworks (such as Payment Card Industry Data Security Standard), (d) confidential information of the Company or any Company Subsidiary that it receives, creates, transmits or maintains in electronic form, and (e) sensitive information covered by any confidentiality requirements or use restrictions under any Contract.

“Qualifying Termination” means the termination of employment (i) by the Company or one of its Subsidiaries without Cause (as defined in Section 1.2 of the Company Disclosure Letter), (ii) due to death or Disability (as defined in Section 1.2 of the Company Disclosure Letter) or (iii) solely with respect to individuals entitled to severance upon a termination for Good Reason (as defined in Section 1.2 of the Company Disclosure Letter) under a Company Benefit Plan as in effect on the date hereof, by such individual for Good Reason (as defined in Section 1.2 of the Company Disclosure Letter) in each case, during the twenty-four (24) month period following the Closing Date.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Rule of 40 Company PSU Award” means each Company PSU Award that is subject to performance goals based on annual revenue growth and EBITDA margin percentages.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“Section 721” means Section 721 of title VII of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565, and all implementing regulations thereof (the “DPA”).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all software, firmware, applications, programs, models (including artificial intelligence models and/or model weights), algorithms, operating systems, middleware, application programming interfaces (APIs), software development kits (SDKs) and any other computer software or code in any form (including source code and object code) or medium.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to fifty percent (50%) and fifty percent (50%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees, in each case, in the nature of a tax, imposed by any Governmental Entity, including any income, franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, value-added, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, occupation, premium, environmental, disability, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, and any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, form, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and any amendments thereof.

“Transfer Taxes” means any documentary, transfer, excise, sales, use, real property, stamp, registration, filing, recording and other similar Taxes (excluding, for the absence of doubt, any Taxes imposed with respect to income or gain).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Section 1.2.            Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

401(k) Termination Date	Section 7.7(c)
Agreement	Preamble
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Capitalization Date	Section 4.2(a)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company 401(k) Plans	Section 7.7(c)
Company Acquisition Agreement	Section 6.3(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Business Software	Section 4.15(f)

Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Lease	Section 4.17(b)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Consent	Section 4.4(a)
Continuing Employee	Section 7.7(a)
Converted Shares	Section 3.1(b)
Current ESPP Offering Period	Section 3.3(d)
DGCL	Recitals
Dissenting Shares	Section 3.1(e)
Divestiture Actions	Section 7.2(c)
DOJ	Section 7.2(d)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(b)
Evercore	Section 4.23
FTC	Section 7.2(d)
GAAP	Section 4.5(b)
Guaranteed Obligations	Section 10.14
Indemnified Parties	Section 7.4(a)
Integration Committee	Section 7.1(c)
Intervening Event	Section 6.3(d)
IRS	Section 4.13(p)
Leased Real Property	Section 4.17(b)
Letter of Transmittal	Section 3.2(b)(i)
Material Contracts	Section 4.18(a)
Material Customer	Section 4.20(a)
Material Supplier	Section 4.20(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
New Plans	Section 7.7(b)
Non-U.S. Plan	Section 4.11(h)
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parent Topco	Preamble
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)

Proxy Statement	Section 4.22
Regulatory Termination Fee	Section 9.2(c)(i)
Relevant Matters	Section 10.10(a)
Ruling Request	Section 6.1(b)(xx)
Sanctioned Country	Section 4.9(g)
Sanctioned Person	Section 4.9(g)
Sarbanes-Oxley Act	Section 4.5(a)
Surviving Company	Section 2.1
Surviving Company Bylaws	Section 2.4
Surviving Company Certificate of Incorporation	Section 2.4
Surviving Company Stock	Section 3.1(b)
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
WARN Act	Section 4.12(b)
Willful Breach	Section 9.2(a)

Article II

THE MERGER

Section 2.1.            The Merger

. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a direct wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.2.            The Closing

. The closing of the Merger (the “Closing”) shall take place remotely at 8:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 2.3.            Effective Time

. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4.            Governing Documents. Unless otherwise determined by Parent prior to the Effective Time, and by virtue of the Merger and pursuant to the Certificate of Merger, at and as of the Effective Time, subject to Section 7.4, the certificate of incorporation of the Surviving Company will be amended to read substantially as set forth on Annex A hereto (the “Surviving Company Certificate of Incorporation”) and the bylaws of the Surviving Company will be amended to read substantially as set forth on Annex B hereto (the “Surviving Company Bylaws”), in each case, until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “LiveRamp Holdings, Inc.”

Section 2.5.            Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

Article III

TREATMENT OF SECURITIES

Section 3.1.         Treatment of Capital Stock.

(a)            Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, Cancelled Shares or any Converted Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $38.50 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock (other than any Dissenting Shares, Cancelled Shares or Converted Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(b)            Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in connection with the Merger with respect to such Cancelled Shares. At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) such that the ownership percentage of any such Subsidiary in the Surviving Company shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)            Treatment of Merger Sub Shares. At the Effective Time, each outstanding share of common stock of Merger Sub shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock.

(d)            Adjustment to Merger Consideration. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to proportionately reflect any such change. Nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 3.1(a). The Company shall give Parent (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (ii) to the extent permitted by applicable Law, the opportunity and right to participate with the Company in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. Neither the Company nor Parent shall, except with the prior written consent of the other Party, (A) voluntarily make any payment with respect to any such demand, (B) offer to settle or settle any such demand or (C) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 3.2.            Payment for Securities; Surrender of Certificates.

(a)            Payment Fund. Prior to the Effective Time, Parent shall designate a United States bank or trust company or other independent financial institution in the United States that is reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (the “Payment Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event that the Payment Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that (i) any such investments shall be in short-term obligations of the United States, or otherwise guaranteed by the United States and backed by the full faith and credit of the United States, in each case with maturities of no more than thirty (30) days and (ii) no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(b)            Procedures for Surrender.

(i)             Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably agree upon prior to the Effective Time (the “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, and subject to the occurrence of the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)            Book-Entry Shares. Any holder of non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, subject to compliance with customary procedures of the Paying Agent with respect thereto, each registered holder of one (1) or more Book-Entry Shares shall upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii)            No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c)            Transfer Books; No Further Ownership Rights. From and after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(d)            Termination of Payment Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed (other than funds for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1.

Section 3.3.            Treatment of Company Equity Awards.

(a)            Company Options. At the Effective Time, each Company Option that is outstanding and unexercised, whether or not vested, as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be converted into a restricted cash award in an amount equal to (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Effective Time multiplied by (ii) the excess of the Merger Consideration over the applicable exercise price per share of Company Common Stock subject to such Company Option, which restricted cash award shall otherwise be subject to the same terms and conditions as applicable to such Company Option as of immediately prior to the Effective Time (for clarity, including vesting terms for unvested Company Options); provided, however, that such restricted cash award will vest in full upon a Qualifying Termination and be settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

(b)            Company Restricted Stock Awards. At the Effective Time, each Company Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be converted into a restricted cash award in an amount equal to (i) the number of shares of Company Common Stock subject to the Company Restricted Stock Award as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, which restricted cash award shall otherwise be subject to the same terms and conditions as applicable to such Company Restricted Stock Award as of immediately prior to the Effective Time; provided, however, that such restricted cash award will vest in full upon a Qualifying Termination and be settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

(c)            Company RSU Award and Company PSU Awards. At the Effective Time, each Company RSU Award and each Company PSU Award that is outstanding as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be converted into a restricted cash award in an amount equal to (i) the number of shares of Company Common Stock subject to the Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, which restricted cash award shall otherwise be subject to the same terms and conditions as applicable to such Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the Effective Time (except that performance goals underlying Company PSU Awards shall cease to apply); provided, however, that such restricted cash award will vest in full upon a Qualifying Termination and be settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Qualifying Termination, or such later time as required to comply with Section 409A of the Code. For purposes of determining the number of shares of Company Common Stock subject to Company PSU Awards in clause (i), (A) in the case of Rule of 40 Company PSU Awards granted on or prior to December 31, 2025, performance goals will be deemed achieved at one hundred twenty-eight percent (128%) (in the case of fiscal year 2025 grants) or one hundred thirty-nine percent (139%) (in the case of fiscal year 2026 grants) of the target level of performance for both completed and incomplete performance periods; (B) in the case of all other Company PSU Awards granted on or prior to December 31, 2025, performance goals will be deemed achieved based on (I) actual performance for completed performance periods and (II) the greater of the target level and the actual level of performance through the Effective Time for incomplete performance periods (for clarity, performance for Company PSU Awards referred to as “International PSUs” that do not pay out above one hundred percent (100%) of target by award terms will be fixed at one hundred percent (100%)); and (C) in the case of Company PSU Awards granted after December 31, 2025, performance goals will be deemed achieved at the target level of performance.

(d)            Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary or appropriate to provide that: (i) with respect to the offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage or dollar amount of his or her payroll deduction election from that in effect on the date hereof for the Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if the Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date that is no later than five (5) Business Days before the Closing Date (with any outstanding purchase rights fully exercised as of such accelerated date).

(e)            Prior to the Effective Time, the Company shall pass resolutions and take all other actions as are necessary or appropriate to effectuate the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.3.

Section 3.4.            Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company, the Paying Agent and any other applicable withholding agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after March 31, 2023 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 4.1.            Qualification, Organization, Subsidiaries, etc.

(a)            The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect, and the Company is not in violation of the Company Governing Documents in any material respect.

(b)            Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing, or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.1(b) of the Company Disclosure Letter provides, as of the date of this Agreement, (1) a true and complete list of all Company Subsidiaries and their respective jurisdictions of organization and (2) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each such Company Subsidiary. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

(c)            All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Person (other than a Company Subsidiary) in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (1) the jurisdiction of incorporation or organization, as the case may be, of such other Person and (2) the type and percentage of interest held, directly or indirectly, by the Company or such Company Subsidiary in such other Person.

Section 4.2.            Capitalization.

(a)            The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (“Company Preferred Stock”). As of May 13, 2026 (the “Capitalization Date”): (i) (A)  60,087,725 shares of Company Common Stock were issued and outstanding (including 107 shares of Company Common Stock subject to Company Restricted Stock Awards), (B) 101,743,777 shares of Company Common Stock were held in the Company’s treasury, (C) Company Options covering 87,638 shares of Company Common Stock were outstanding, (D) Company RSU Awards covering 2,838,709 shares of Company Common Stock were outstanding (including 0 shares of Company Common Stock, the issuance of which has been deferred under the Company’s Directors’ Deferred Compensation Plan), and (E) Company PSU Awards covering 1,445,075 shares of Company Common Stock (assuming target performance) or 2,756,261 shares of Company Common Stock (assuming maximum performance) were outstanding; (ii) 6,826,236 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; (iii) 555,239 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)           Except as set forth in Section 4.2(a) and other than the shares of Company Common Stock that have become outstanding after the Capitalization Date and prior to the date hereof that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the Company Equity Plans and the applicable Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, except, in each case, to another Company Subsidiary. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(c)            Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(d)            There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.

(e)            Section 4.2(e) of the Company Disclosure Letter sets forth a schedule of all outstanding Company Equity Awards as of the Capitalization Date, including for each award, as applicable, the employee identification number of the holder, type of award (including, in the case of options, whether or not an “incentive stock option” within the meaning of Section 422 of the Code), the number of shares of Company Common Stock subject to the award, vesting terms and schedule (including time- or performance-based), per share exercise price and expiration date.

Section 4.3.            Corporate Authority.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote (in person or by proxy) of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by holders of issued and outstanding Company Common Stock to approve the Merger and adopt this Agreement at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b)            This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.            Governmental Consents; No Violation.

(a)            Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) Section 721, (vi) the HSR Act and other requisite clearances or approvals under applicable requirements of other Antitrust Laws and FDI Laws and (vii) any applicable requirements of the New York Stock Exchange, no authorization, permit, notification to, consent or approval (each, a “Consent”) of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such Consents or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws or Privacy Requirements applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, modification, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.            SEC Reports and Financial Statements.

(a)            Since March 31, 2023, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the New York Stock Exchange, and none of the Company SEC Documents contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 31, 2023, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)            The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied in all material respects as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) in all material respects applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)            The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received since March 31, 2023 notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)            Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6.            Internal Controls and Procedures. The Company has established and maintains, and at all times since March 31, 2023 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since March 31, 2023, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since March 31, 2023, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7.            No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2025 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since December 31, 2025 (including liabilities for the performance of obligations under Contracts, other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement, (d) for intragroup liabilities and obligations solely between the Company and wholly owned Company Subsidiaries (including solely between wholly owned Company Subsidiaries), (e) for liabilities disclosed on Section 4.7 of the Company Disclosure Letter, and (f) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8.             Absence of Certain Changes or Events.

(a)            From December 31, 2025 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            From December 31, 2025 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1(b) (other than actions described in Section 6.1(iv), Section 6.1(v) and Section 6.1(vi)).

Section 4.9.            Compliance with Law; Permits.

(a)            The Company and each Company Subsidiary are and have been since March 31, 2023 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company and the Company Subsidiaries are and have been since March 31, 2023 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the date that is six (6) years prior to the date hereof, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)            Since the date that is six (6) years prior to the date hereof, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established and maintains a compliance program and reasonable internal controls and procedures intended to comply with the requirements of applicable Anti-Corruption Laws.

(e)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since March 31, 2023, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with applicable Sanctions and all applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since March 31, 2023, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls and to comply with applicable Sanctions.

(f)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since March 31, 2023, neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws.

(g)            Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is a Person that is (i) listed on any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (ii) located, organized, or resident in a country or territory that is itself the subject or target of any Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each, a “Sanctioned Country”), (iii) designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission or the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation within the UK’s HM Treasury, or any other equivalent lists maintained by the competent sanctions authority of any state, or (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i), (ii) or (iii) (each, a “Sanctioned Person”) or (y) has, since March 31, 2023, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country in violation of applicable Sanctions, or has otherwise been in violation of any such Sanctions, except, in the case of clause (x) or (y), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since March 31, 2023, received any written notice of material deficiencies in connection with any Export Controls or Sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since the date that is six (6) years prior to the date hereof, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that would be reasonably likely to result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)            The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.

Section 4.10.          No Critical Technologies. The Company has conducted an assessment and determined that none of the Company, any Company Subsidiary, or any of its affiliates produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215.

Section 4.11.          Employee Benefit Plans.

(a)            Section 4.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof correct and complete copies of, in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans (or, in the case of unwritten material Company Benefit Plans, written descriptions thereof) and any related trust agreement or other funding document, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity within the past three (3) years and (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service.

(b)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder; (ii) all contributions, premiums or other amounts due or payable with respect to each Company Benefit Plan (or insurance policies related thereto) have been timely paid in full or accrued in accordance with GAAP or applicable international accounting standards; and (iii) there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, against or involving any of the Company Benefit Plans or any trusts related thereto.

(c)            Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d)            Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under “common control” (within the meaning of Section 4063 of ERISA), or (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)            No Company Benefit Plan provides post-termination or retiree health or life insurance benefits (whether or not insured), with respect to current or former employees, directors or other individual service providers of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)             Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies and has complied, both in form and operation, in all material respects, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (ii) increase the amount or value of any compensation or benefits otherwise payable to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (iii) result in any acceleration of the time of payment, delivery, funding, vesting or exercisability of any such compensation or benefits, (iv) limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, (v) cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan, or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)            No Company Benefit Plan that is maintained primarily for the benefit of employees or other individual service providers of the Company and the Company Subsidiaries located outside the United States (a “Non-U.S. Plan”) is a defined benefit pension plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Non-U.S. Plan (i) has been maintained and operated in accordance with all applicable Laws and requirements, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)             Neither the Company nor any Company Subsidiary is a party to or has any obligation to compensate or reimburse any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes or penalties payable pursuant to Section 409A of the Code.

Section 4.12.          Labor Matters.

(a)            Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a labor dispute, strike, grievance, lockout or work stoppage, in each case whether pending or threatened and (ii) there are no organizational efforts with respect to the formation of a labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body presently being made or, to the Knowledge of the Company, threatened involving employees or other individual service providers of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are in compliance in all material respects with respect to any obligations to notify, inform, consult with, or seek the consent of, any works council or other authorized employee representative body in connection with any of the transactions contemplated by this Agreement.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are and have been since March 31, 2023 in compliance with all applicable Laws respecting labor, employment and employment practices, including immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, family and medical leave, plant closings, mass layoffs, worker classification (including as employees and independent contractors), exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law.

(c)           To the Knowledge of the Company, during the past five (5) years, no material allegations of sexual harassment or misconduct have been made against any employee of the Company or any Company Subsidiary with annual base compensation of $300,000 or more. Neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of the foregoing conduct by individuals described in the immediately preceding sentence.

Section 4.13.        Tax Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to them, and all such Tax Returns have been prepared in accordance with all applicable Laws and are true, correct and complete.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by them (whether or not shown as due on any Tax Return), and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves established in accordance with GAAP for Taxes of the Company or any Company Subsidiary as of the date thereof.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have duly and timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)           There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Neither the Company nor any Company Subsidiary is the beneficiary of any material Tax exemption, Tax holiday or other Tax reduction contract or order.

(f)            Neither the Company nor any Company Subsidiary (i) has waived or extended any statute of limitations with respect to the collection or assessment of material Taxes, which waiver or extension has not since expired or (ii) has requested a waiver or extension of any statute of limitations with respect to the collection or assessment of material Taxes, in each case, which waiver or extension has continuing effect after the Closing Date, other than as a result of any automatic or automatically granted extensions or waivers of the statute of limitations in respect of filing Tax Returns.

(g)           Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(h)           Neither the Company nor any Company Subsidiary (i) is or was a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any Company Subsidiary), (ii) is a party to or bound by, or has any obligation under, any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (iii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar or analogous provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(i)            There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(j)            No material claim in respect of Taxes has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction. Neither the Company nor any Company Subsidiary is or has been subject to Tax in any country other than the country of its incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that country.

(k)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have at all times complied in all respects with all applicable Laws regarding the preparation and maintenance of all documentation required to substantiate their transfer pricing practices and methodologies.

(l)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have at all times complied in all respects with all applicable Laws regarding the registration for, and collection and remittance of, sales, goods and services, value-added, and similar Taxes.

(m)          Neither the Company nor any Company Subsidiary is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law) with respect to a change in accounting method that occurred at or prior to the Closing, (ii) installment sale or open transaction made or entered into at or prior to the Closing, (iii) deferred revenue or prepaid amount received or accrued at or prior to the Closing, or (iv) closing agreement (within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law)) entered into at or prior to the Closing. Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code.

(n)            Neither the Company nor any Company Subsidiary is a party to, or in receipt of, any “closing agreement” (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(o)           Other than any ownership change resulting from the Transactions, to the Knowledge of the Company as of the date of this Agreement, no “ownership change” within the meaning of Section 382 of the Code has occurred with respect to the Company or any Company Subsidiary.

(p)           Section 4.13(p) of the Company Disclosure Letter lists each Company Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and, for each such Company Subsidiary, the U.S. federal income Tax classification thereof. All applicable U.S. Internal Revenue Service (“IRS”) Forms 5471 and all other applicable material U.S. federal income Tax Returns in respect of each such Company Subsidiary have been duly and properly filed with the IRS.

(q)           Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or analogous provision of state, local or non-U.S. Law).

(r)            Notwithstanding anything to the contrary contained in this Agreement, other than the representations and warranties set forth in Section 4.11 to the extent they relate to Taxes, the representations and warranties set forth in this Section 4.13 constitute the sole and exclusive representations and warranties relating to Taxes, Tax Returns and any other matters relating or attributable to Taxes.

Section 4.14.         Litigation; Orders.

(a)           There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           There are no pending Proceedings initiated or asserted by the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15.         Intellectual Property.

(a)           Section 4.15(a) of the Company Disclosure Letter lists for each item of Company Registered IP: (i) the application or registration number, title, owner(s), and the jurisdiction of filing, registration or issuance; and (ii) the status (i.e., whether registered or applied-for) of such item. Each material item of Company Registered IP is subsisting, enforceable, and to the Knowledge of the Company, valid, and is not subject to any order, writ, injunction, award, judgment, ruling, stipulation or decree of any Governmental Entity that impairs or limits, in any material respect, the validity, scope or enforceability of, or the Company’s or any Company Subsidiary’s ownership or right to use or exploit, any such Company Registered IP as used in the business of the Company and the Company Subsidiaries as presently conducted.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own and possess all right, title, and interest in and to all Company IP, in each case, free and clear of all Liens other than Permitted Liens, and (ii) have the sufficient right to use or practice, as applicable, pursuant to valid and enforceable licenses, all other Intellectual Property used in connection with or necessary for the operation of the business of the Company and the Company Subsidiaries.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no third party is infringing, misappropriating or otherwise violating any Company IP and, since March 31, 2023, neither the Company nor any Company Subsidiary has made any written claims alleging any such infringement, misappropriation or violation; and (ii) the conduct of the business of the Company and the Company Subsidiaries is not infringing, misappropriating or violating, or has infringed, misappropriated, or violated, any Intellectual Property of any third party. Since March 31, 2023, neither the Company nor any Company Subsidiary has received any written notice, and there is no claim or Proceeding pending against, or, to the Knowledge of the Company, threatened in writing against, any of them, alleging that the conduct of the business of the Company and the Company Subsidiaries infringes, misappropriates, or violates the Intellectual Property of any third party or challenging the validity, enforceability, scope, or ownership of any Company IP, in each case, in a manner that is or could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the effect of the transactions contemplated herein will not (i) terminate, grant, exercise, or alter (or give rise to any right to terminate, grant, exercise, or alter) any ownership rights in any Company IP, or other rights in any Intellectual Property granted to the Company that is material to the business of the Company and the Company Subsidiaries, or (ii) give rise to or allow any Person to exercise any additional right or impose any additional restriction on the business under any agreement granting rights to any Company IP.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Persons (including current and former employees, consultants, and independent contractors) who have developed any Intellectual Property for or on behalf of the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries (i) have assigned to the Company or a Company Subsidiary, as applicable, all of their right, title and interest in and to such Intellectual Property, or else ownership of such Intellectual Property has otherwise vested in one or more of the Company or the Subsidiaries as a matter of Law, and (ii) has executed a written Contract with the Company or a Company Subsidiary obligating such Person to maintain the confidentiality of (and not disclose) any Trade Secret included within Company IP, and to the Knowledge of the Company, no such Person is in violation of any such Contract in a manner material to the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries use and have used commercially reasonable efforts to maintain the confidentiality of all Trade Secrets included within Company IP (and other confidential information, including customer data, Processed in connection with the business of the Company and the Company Subsidiaries) and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, there have not been any unauthorized uses or disclosures of any such Trade Secrets that are or would reasonably be expected to be material to the business of the Company and the Company Subsidiaries.

(f)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Software developed by or for the Company or a Company Subsidiary and used in connection with the operation of the business of the Company and the Company Subsidiaries (collectively, “Company Business Software”) has been distributed in a manner requiring, as a condition of any Open Source License, that any portion of such Company Business Software be licensed, distributed or otherwise made available to third parties (A) in source code format, (B) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works of such Company Business Software, or (C) on a royalty-free or no-fee basis; and (ii) no source code with respect to any Company Business Software has been provided or made available to any Person, except for Persons who are subject to reasonable written confidentiality and nondisclosure agreements restricting such Persons’ rights to disclose and use such Company Business Software and otherwise protecting the Company’s and the Company Subsidiaries’ rights therein.

(g)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary complies with all applicable Laws governing the development, training, fine-tuning, validation, testing, improvement, use and deployment of AI Systems by or on behalf of the Company and each Company Subsidiary and there has been no material non-compliance with any such Laws, (ii) for each AI System trained, fine-tuned or otherwise created, developed or improved by or on behalf of the Company or any Company Subsidiary, the Company or the applicable Company Subsidiary had sufficient rights to collect, use and process all data in the manner collected or Processed for such training, fine-tuning, creation, development or improvement by or on behalf of the Company or the applicable Company Subsidiary, as applicable, (iii) neither the Company nor any Company Subsidiary is or has been the subject of any Proceeding (or a request for information or testimony from any Governmental Entity) alleging that the Company or any Company Subsidiary violated any applicable Law or other binding contractual obligation regarding any AI System, and (iv) neither the Company nor any Company Subsidiary develops, uses, deploys or makes available any AI Systems categorized as “prohibited” or “unlawful” or that are similarly categorized under applicable Law.

Section 4.16.         Company IT; Privacy and Data Protection.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries use commercially reasonable efforts to protect the Company IT from any unauthorized use, access, interruption, or modification, (ii) the Company and the Company Subsidiaries have valid and sufficient rights to use the Company IT as currently used in their business, (iii) the Company IT (A) is sufficient for the current needs of the business of the Company and the Company Subsidiaries, and (B) is in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted, and (iv) there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Company IT that have caused any material disruption of or material interruption in or to the operation of the business of the Company and the Company Subsidiaries.

(b)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company’s and each Company Subsidiary’s Processing of Protected Information and any such Processing by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied with all applicable Privacy Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control, or that they otherwise Process or have Processed on their behalf, in connection with the operation of their businesses as presently conducted.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i)  there has been no (A) data security breach, unauthorized access to, or malicious disruption of any Company IT, or (B) other incidents involving the unauthorized access, acquisition, use or disclosure of any Protected Information of, or Processed or controlled by or on behalf of, the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals or Governmental Entities is required under any applicable Privacy Requirements, and (ii) no Company IT contains or makes available any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other similar Software routines.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no third party who Processes Protected Information on behalf of, or shared Protected Information with, the Company or the Company Subsidiaries (including customers, vendors, suppliers or subcontractors) has (i) suffered any security breach that resulted in any unauthorized access to or use of any Protected Information, (ii) breached any obligations relating to Protected Information in Contracts with the Company or any Company Subsidiary or (iii) violated any Laws applicable to their Processing of Protected Information.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries, and, to the Knowledge of the Company, each third-party service provider that Processes Protected Information for or on behalf of the Company and its Subsidiaries, have implemented and maintain a commercially reasonably written information security program and reasonable and appropriate organizational, physical, administrative and technical safeguards designed in all material respects to (i) comply with applicable Privacy Requirements, (ii) protect the Company IT, together with any Protected Information held or Processed by the Company or a Company Subsidiary, and (iii) maintain notification procedures in compliance in all material respects with applicable Privacy Requirements. The Company and the Company Subsidiaries regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and, to the Knowledge of the Company, no entity has identified any high or critical vulnerability that has not been fully remediated.

(f)            Since March 31, 2023, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person has (i) made or, to the Knowledge of the Company, threatened any written claim against the Company or a Company Subsidiary or (ii) commenced any Proceeding against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of any Privacy Requirement or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including, in each case, any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries.

(g)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have in place commercially reasonable disaster recovery plans and procedures for their material businesses.

Section 4.17.         Real Property.

(a)           Except as set forth on Section 4.17(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries do not own any real property.

(b)           Section 4.17(b)(i) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each real property that the Company or any Company Subsidiary leases, subleases or occupies (“Leased Real Property”) and the street address of each such Leased Real Property. Section 4.17(b)(ii) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Contract (each, a “Company Lease”) pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any Leased Real Property. True and complete copies of each Company Lease in effect as of the date hereof have been made available to Parent prior to the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Lease is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Knowledge of the Company, the other party or parties thereto, in accordance with its terms and in full force and effect, subject to the Enforceability Limitations, and no uncured default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, any other party thereunder exists with respect to any Company Lease, (ii) the Company or its applicable Subsidiary has not (A) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or (B) collaterally assigned or granted any other security interests in any Company Lease or any interest therein, (iii) there are no Liens on the estate or interests created by any such Company Lease, except Permitted Liens, and (iv) the Company or a Company Subsidiary has a good and valid leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens.

Section 4.18.         Material Contracts.

(a)           Except for this Agreement, Section 4.18(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.18(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.18(a), whether or not set forth on Section 4.18(a) of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i)            each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)           any material partnership, strategic alliance, joint venture, collaboration or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii)          each Contract in respect of a business or entity acquisition or divestiture (whether by merger, consolidation, or transfer of equity or assets of such business or entity) that contains any material continuing or unsatisfied covenants, indemnities or other obligations to be performed by the Company or any Company Subsidiary (including “earnout” or other contingent payment obligations);

(iv)          each Contract (other than a Contract with any Data Supplier) that provides for the Company or any Company Subsidiary to obtain a service, license, product, product line, operations or line of business from any Person (including any of the Material Suppliers) that involves annual payments or consideration in excess of $3,000,000, or that contains any minimum purchase commitments in excess of $3,000,000 annually;

(v)           each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase products or services) after the date hereof with consideration of more than $3,000,000;

(vi)          each Company Lease;

(vii)         any Contract with a Governmental Entity;

(viii)        any settlement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(ix)           each Contract (other than a Contract with any Data Supplier) not otherwise described in any other subsection of this Section 4.18(a) pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $5,000,000 in the twelve (12) month period ended March 31, 2026, or is obligated to pay or entitled to receive payments in excess of $5,000,000 in the twelve (12) month period following the date hereof, other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(x)            any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000 per annum;

(xi)           except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal, right of first offer or similar right or that limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(xii)          each Contract that contains any exclusivity rights or “most favored nations” provisions, in each case, that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xiii)         each Contract governing any collaboration, co-promotion, strategic alliance or design project which, in each case, is material to the Company and the Company Subsidiaries, taken as a whole;

(xiv)         each Contract evidencing or relating to outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1,000,000 other than Contracts solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(xv)          each Contract (A) pursuant to which the Company or any Company Subsidiary grants or receives any license, option, waiver, covenant not to assert or similar right with respect to Intellectual Property that is material to the businesses of the Company and the Company Subsidiaries, or agrees to limit its use or exploitation of any material Company IP in any material respect, including pursuant to any settlement agreement, coexistence agreement or similar arrangement, (B) governing the development or ownership of any material Company IP, or (C) that otherwise materially restricts the Company’s or any Company Subsidiary’s (or will, following the Closing, materially restrict Parent’s) use or exploitation of any Company IP (including consent-to-use, coexistence, and concurrent use agreements), in each case, other than any (x) non-exclusive licenses granted with respect to commercially available third party Software pursuant to off-the-shelf terms, (y) employee and third-party developer invention assignment agreements granted on the Company and its Subsidiaries’ standard terms, and (z) non-exclusive licenses granted to customers, in each case, that are entered into in the ordinary course of business consistent with past practice;

(xvi)         each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xvii)        each Contract with a Material Customer;

(xviii)       each Contract with a Material Supplier; and

(xix)         each Contract with a Material Data Supplier.

(xx)          any Contract not otherwise described in any other subsection of this Section 4.18(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b)           True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.

Section 4.19.         Environmental Matters. Since the date that is three (3) years prior to the date hereof, except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b)  none of the properties currently or to the Knowledge of the Company, formerly owned or occupied by the Company or any Company Subsidiary (or which the Company or any Company Subsidiary has a right to occupy) is contaminated with any Hazardous Substance under circumstances that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (c) except for matters which have been fully resolved with no outstanding potential liability for the Company or any of its Subsidiaries, neither the Company nor any Company Subsidiary has received any request for information, notice of liability or potential liability or claim or, to the Knowledge of the Company, is otherwise subject to liability relating to any off-site disposal or contamination involving Hazardous Substances affecting any non-owned properties or natural resources and (d)  neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Entity or any indemnity or other contractual agreement with any third party providing for or requiring it to assume or incur any liability or obligations under any Environmental Law.

Section 4.20.         Customers and Suppliers.

(a)           Section 4.20(a) of the Company Disclosure Letter sets forth the twenty (20) largest customers of the Company and the Company Subsidiaries (based on payments received) for the twelve (12) month period ended March 31, 2026 (each, a “Material Customer”). Since March 31, 2025, neither the Company nor any Company Subsidiary has received any written (or to the Knowledge of the Company, oral) notice from any Material Customer that such Material Customer shall not continue as a customer to the Company or that such Material Customer intends to terminate or materially adversely modify existing Contracts with the Company or the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Section 4.20(b) of the Company Disclosure Letter sets forth the fifteen (15) largest suppliers and vendors of the Company and the Company Subsidiaries (based on payments made) for the twelve (12) month period ended March 31, 2026 (each, a “Material Supplier”). Since March 31, 2025, neither the Company nor any Company Subsidiary has received any written (or to the Knowledge of the Company, oral) notice from any Material Supplier that such Material Supplier shall not continue as a supplier to the Company or that such Material Supplier intends to terminate or materially adversely modify existing Contracts with the Company or the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21.         Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22.         Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the proxy statement to be filed with the SEC in connection with seeking Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.

Section 4.23.         Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Evercore Group L.L.C. (“Evercore”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications, and conditions described therein, the Merger Consideration to be received by the holders of Company Common Stock (other than any Dissenting Shares, Cancelled Shares or any Converted Shares or any other shares of Company Common Stock held by the Company, Parent or any of their respective affiliates) in the Merger pursuant to this Agreement, is fair, from a financial point of view, to such holders.  The Company shall, following execution of this Agreement by all the Parties, furnish a written copy of such written opinion to Parent for informational purposes only.

Section 4.24.         State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in Section 5.9, neither Section 203 of the DGCL, nor any similar provisions in the Company Governing Documents, nor any other Takeover Statute would restrict, prohibit or otherwise be applicable with respect to this Agreement and the Transactions (including, for the avoidance of doubt, the Merger). The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.25.         Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company) or any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand.

Section 4.26.         Finders and Brokers. Other than Evercore, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions. A true and complete copy of the engagement letter with Evercore has been made available to Parent prior to the execution of this Agreement.

Section 4.27.         No Other Representations. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V.

Article V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 5.1.           Qualification, Organization, etc. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger. Parent’s certificate of incorporation and bylaws as amended to the date hereof (the “Parent Governing Documents”) are in full force and effect, and Parent is not in violation of the Parent Governing Documents in any material respect.

Section 5.2.           Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time shall be, owned by Parent.

Section 5.3.           Corporate Authority.

(a)           Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)           This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4.           Governmental Consents; No Violation.

(a)           Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) Section 721, and (vi) the HSR Act and any other requisite clearances or approvals under any applicable requirements of other Antitrust Laws and FDI Laws, no Consent of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such Consents or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

(b)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, modification, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

Section 5.5.           Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

Section 5.6.           Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 5.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of the Company.

Section 5.7.           Sufficient Funds. Parent’s and Merger Sub’s obligations hereunder are not subject to any condition regarding Parent’s or Merger Sub’s obtaining of any funds (whether debt or equity capital) to consummate the Merger and the other Transactions. Parent has, and will have at the Closing, access to cash sufficient to pay the aggregate Merger Consideration and consummate the Transactions, and to perform all of its other obligations under this Agreement (including in respect of any fees, expenses or Taxes in connection therewith).

Section 5.8.           Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon consummation of the Merger or any of the other Transactions based on arrangements made by or on behalf of Parent or a Parent Subsidiary, in each case, that would be payable by the Company or a Company Subsidiary.

Section 5.9.           Interested Stockholder. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.24, Parent is not, nor at any time for the past three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.10.         No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions and, immediately prior to the Effective Time, it will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

Section 5.11.         National Security Matters. Since the date that is ten years prior to the date hereof, Parent and Merger Sub (a) have never been party to a CFIUS Notice notifying a transaction to CFIUS that was blocked or otherwise barred from proceeding and (b) have never been party to a CFIUS Notice that was withdrawn and the notified transaction abandoned prior to CFIUS completing its review or investigation.

Section 5.12.         No Other Representations. Except for the representations and warranties contained in Article IV, Parent acknowledges that it has conducted and relied on its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries in entering into this Agreement. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Accordingly, except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes or has made, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses, or with respect to any other information provided or made available to Parent or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 6.1.           Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (not to be unreasonably withheld), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations (provided, however, that no action taken by the Company or any Company Subsidiary which is expressly permitted by Section 6.1(b) or for which Parent has given its prior written consent (not to be unreasonably withheld, except with respect to prongs (vii), (xi), (xv), (xviii) and (xix)) shall be deemed a breach of this Section 6.1(a)); and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i)            amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents, except (x) for changes to the organizational documents of a Company Subsidiary that are not material and (y) as set forth in Section 6.1(b)(i) of the Company Disclosure Letter;

(ii)            authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(iii)           enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to, any of its capital stock or other equity interests or securities;

(iv)          adjust, split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or the exercise price upon the exercise or settlement of any Company Equity Award outstanding as of the date hereof or granted following the date hereof in accordance with this Agreement in accordance with its terms), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries;

(v)            issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares of the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award, other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or granted following the date hereof in accordance with this Agreement or the settlement of Company Equity Awards outstanding as of the date hereof or granted following the date hereof in accordance with this Agreement, in all cases in accordance with their respective terms, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Period, or (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(vi)          except as required by applicable Law or any Company Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any director, employee or other individual service provider; (B) grant to any director, employee or other individual service provider any increase in severance or termination pay; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any director, employee or other individual service provider; (D) establish, adopt, enter into, amend, terminate or waive any of its rights under any collective bargaining agreement or Company Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment or service of any employee or other individual service provider with annual base compensation of $300,000 or more, in each case other than for cause; (G) hire, engage or promote any employee or other individual service provider with annual base compensation of $300,000 or more (including for clarity the promotion of any individual such that, after the promotion, the individual would have annual base compensation at such level or more); (H) provide any funding for any rabbi trust or similar arrangement or take any other action to fund or in any other way secure the payment of compensation or benefits; or (I) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or other individual service provider;

(vii)         acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for, (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (C) acquisitions not in excess of $2,500,000 in the aggregate;

(viii)        liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any reorganization or restructuring between or among any of the Company and/or any Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix)           make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and Company Subsidiaries that are wholly owned by the Company or solely among the Company Subsidiaries that are wholly owned by the Company, in each case, in the ordinary course of business and (B) advances for reimbursable employee expenses, not to exceed $500,000 in the aggregate, in the ordinary course of business consistent with past practice;

(x)            sell, lease, license, assign, cancel, abandon, fail to maintain, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries) except (A) with regard to any non-renewal of Company Leases in the ordinary course of business, (B) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (C) sales of the Company’s products or services to customers of the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice, (D) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice and (E) the expiration of Company Registered IP at the termination of its final, non-renewable term;

(xi)           enter into or become bound by, or amend, modify, terminate or waive any Contract to the extent relating to the acquisition or disposition of, or granting of any license, covenant not to sue or similar right with respect to, Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, including any covenant-not-to-sue or covenant-not-to-assert, other than non-exclusive licenses with respect to Intellectual Property or agreements with employees and independent contractors, in each case, in the ordinary course of business consistent with past practice;

(xii)          make any material reduction to (A) the security of, or any administrative, technical or physical safeguards related to, any Company IT or privacy or data security or (B) any policies or procedures with respect to Protected Information or confidential or other sensitive information (including customer data) or Privacy Requirements, except as required by applicable Law, any Governmental Entity or any Contract in effect as of the date hereof;

(xiii)         (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or (B) materially modify, materially amend, extend or terminate any Material Contract, or waive, release or assign any rights or claims thereunder;

(xiv)         make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, other than in accordance with the capital expenditure budget set forth in Section 6.1(xiv) of the Company Disclosure Letter;

(xv)          waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that: (A) are for an amount not to exceed for any such compromise or settlement, $500,000 individually or $2,500,000 in the aggregate, and (B) do not impose any injunctive or other non-monetary relief on the Company or any Company Subsidiary and do not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors;

(xvi)         make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, other applicable national or international accounting standards, SEC rules and regulations or applicable Law;

(xvii)        amend or modify any Privacy Statement of the Company or any Company Subsidiary in any material respect, other than as required by applicable Law;

(xviii)       enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable Law;

(xix)          implement any closings or employee layoffs that would require notifications with the WARN Act, or any similar state, local or foreign Law;

(xx)           (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, in the case of each of the foregoing clauses (A) through (C), if such action could reasonably be expected to result in any increase in the Tax liability of the Company or any Company Subsidiary for any Tax period, (D) amend any U.S. federal income Tax Return, (E) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (G) surrender any right to claim a material refund of Taxes, (H) request any ruling, permission or approval from any Governmental Entity with respect to Taxes (a “Ruling Request”), or (I) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (other than any automatic or automatically granted extensions or waivers of the statute of limitations in respect of filing Tax Returns), in the case of this clause (I), if such action could reasonably be expected to result in any increase in the Tax liability of the Company or any Company Subsidiary for any Tax period;

(xxi)         redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except (A) any redemption, repurchase, repayment, prepayment or incurrence of Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries or (B) guarantees by the Company of Indebtedness of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary, which Indebtedness is incurred prior to the date of this Agreement and which guarantees are required by the terms of such Indebtedness as in effect as of the date hereof;

(xxii)        cancel any of the Company’s or any Company Subsidiary’s material insurance policies or fail to pay the premiums on the Company’s or any Company Subsidiary’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s material insurance policies;

(xxiii)       terminate, or modify or waive in any material respect, any right under any material Company Permit; or

(xxiv)       agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.           Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company: (a) of any notice or other communication received by such Party or any of its Subsidiaries from any Governmental Entity in connection with this Agreement, the Merger or any other Transaction, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any other Transaction or (b) of any Proceeding commenced or, to the Knowledge of such Party, threatened against such Party or any Subsidiary or affiliate of such Party in connection with, arising from or otherwise relating to this Agreement, the Merger or any other Transaction. The Company shall give prompt written notice to Parent upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this sentence shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party.

Section 6.3.           No Solicitation by the Company.

(a)           From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, its and their respective officers, directors and other Representatives (including the Company Board of Directors and any committee thereof) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal, other than solely to state that the Company and its Representatives are prohibited hereunder from engaging in any such discussions or negotiations, (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or resolve or agree to take any such action, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly and without qualification recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) Business Days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), (vi) fail to include the Company Board Recommendation in the Proxy Statement, (vii) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”), (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions or (ix) resolve, publicly propose or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii), (viii) and/or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii) or (viii)), a “Change of Recommendation”). The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors and other Representatives (including the Company Board of Directors and any committee thereof) to, immediately following the execution of this Agreement cease any and all solicitation, knowing encouragement, discussions or negotiations with any Persons (or provision of any nonpublic information regarding the Company or the Company Subsidiaries to any Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within one (1) Business Day following the date hereof), the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement. For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary (including the Company Board of Directors and any committee thereof) or (z) any other Representative acting on behalf of or at the direction of the Company or any Company Subsidiary shall be a breach of this Section 6.3 by the Company. Notwithstanding the limitations set forth in this Section 6.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3, the Company, its Subsidiaries and their respective Representatives may contact the person who has made such Acquisition Proposal solely to clarify (and not to negotiate or engage in any discussions regarding or relating to) the material terms and conditions of such Acquisition Proposal so that the Company may determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(b)           Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to obtaining the Company Stockholder Approval, a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3(a), which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal or (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and its Representatives and sources of financing), if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with (and in any event within forty-eight (48) hours of) the time such information is provided or made available to such Person or its Representatives or sources of financing, any nonpublic information furnished to such other Person or its Representatives or sources of financing that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives and sources of financing) with respect to such Acquisition Proposal.

(c)           The Company shall promptly (and in any event within forty-eight (48) hours of receipt) notify Parent of the Company’s or any of its affiliates’ or its or their other Representatives’ receipt of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal or inquiry, and the material terms and conditions of such Acquisition Proposal and the nature of any information requested in connection with such proposal or inquiry, including unredacted copies of all written information requests or proposals, including proposed agreements and proposed financing commitments received by the Company or its Representatives related to any Acquisition Proposal, or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms (with any amendments or proposed amendments to economic terms being deemed material for this purpose)) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and promptly (and in any event within forty-eight (48) hours of receipt) provide to Parent copies of all written proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company or its Representatives or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3(c).

(d)           Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)(iv), Section 6.3(a)(vi) or Section 6.3(a)(ix) (to the extent related to Section 6.3(a)(iv) or Section 6.3(a)(vi))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal received after the date of this Agreement (that did not result from a breach of Section 6.3(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal, but only if the Company Board of Directors has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company or its Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(e)           Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, during such four (4) Business Day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation, and at the end of such four (4) Business Day period the Company Board of Directors shall again make all of the required determinations under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, during such four (4) Business Day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and at the end of such four (4) Business Day period the Company Board of Directors shall again make all of the required determinations under Section 6.3(d)(ii) (after in good faith taking into account any amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.3(e)(ii) with references to the applicable four (4) Business Day period being replaced by two (2) Business Days.

(f)            Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement and complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act with regard to an Acquisition Proposal in response to any publicly disclosed Acquisition Proposal (provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation). For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

Article VII

ADDITIONAL AGREEMENTS

Section 7.1.           Access; Confidentiality; Notice of Certain Events.

(a)           From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records in a manner not unreasonably disruptive to the operations of the business of the Company and the Company Subsidiaries and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as reasonably practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request for reasonable purposes related to the consummation of the transactions contemplated by this Agreement (including information for purposes of transition and integration planning, but not for the purpose of conducting further due diligence). Without limiting the foregoing, the Company agrees to use its reasonable best efforts to provide Parent the information set forth on Schedule 7.1(a). Notwithstanding the foregoing, the Company shall not be required to provide any access or make any disclosure pursuant to this Section 7.1(a) to the extent that such access or information is actually pertinent to a pending or threatened litigation where Parent or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are adverse parties.

(b)           Notwithstanding anything to the contrary in this Section 7.1, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements, where possible, to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law or the provisions of any agreement to which the Company or any Company Subsidiary is a party as of the date of this Agreement (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements, where possible, to permit reasonable disclosure not in violation of such Law or agreement), (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege), or (iv) the disclosure of which would cause significant competitive harm to the Company or the Company Subsidiaries if the transactions contemplated by this Agreement are not consummated; provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent, on an outside-counsel only basis, to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Any access to any properties or facilities of the Company or any Company Subsidiary shall be conducted in a manner so as not to adversely interfere in any material respect with the activities on the properties of the Company, any Company Subsidiary, tenants, subtenants, occupants and invitees thereof without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) and shall be subject to (A) the lease terms relating to any such property, (B) the Company’s reasonable security measures, and (C) customary insurance requirements. Further, in connection with any access to any properties or facilities, neither Parent nor Parent’s Representatives shall undertake any physical testing or sampling (environmental, structural or otherwise) without the prior consent of the Company, which consent shall be granted or withheld in the sole discretion of the Company.

(c)           Promptly following the date hereof, Parent and the Company shall establish a transition and integration planning team (the “Integration Committee”), comprised of senior executives designated by each of Parent and the Company. The chair of the Integration Committee will be designated by Parent. Subject to applicable Law, the Integration Committee shall discuss and plan for a transition and integration planning process concerning the combination of the operations of Parent, the Company and their respective Subsidiaries after the Closing and shall meet from time to time, as reasonably requested by Parent.

(d)           Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement. Parent agrees that it will not, and will cause its affiliates not to, use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the transactions contemplated by this Agreement prior to the Effective Time.

Section 7.2.           Regulatory Approvals.

(a)           Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger (and, subject to the terms and conditions of this Agreement, cooperating with each other Party in respect thereof), (ii) contesting, defending and, where applicable, appealing any lawsuits or other legal proceedings, whether judicial or administrative, including injunctions and similar orders, challenging this Agreement or the consummation of the Transactions, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the Transactions, including the Merger, and to fully carry out the purposes of this Agreement. Subject to the terms and conditions of this Agreement, the Company and Parent shall each use their best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the foregoing, each Party agrees to, and shall cause their respective affiliates to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty (20) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), (ii) supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (iii) make all other necessary filings as promptly as practicable after the date hereof, and in any event, for applicable FDI Laws and foreign Antitrust Laws, submit the relevant form (or in jurisdictions in which a draft form must be submitted prior to the final form, the draft form) within twenty-five (25) Business Days after the execution of this Agreement, and (iv) supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any FDI Laws or Antitrust Laws.

(c)           In furtherance and not in limitation of the foregoing, each Party will use reasonable best efforts to take or agree to take actions necessary to satisfy the conditions set forth in Section 8.1(c) that relate to Antitrust Laws, which actions shall include (i) selling, licensing, assigning, transferring, divesting, holding separate or otherwise disposing of any assets, business or portion of business of the Company, the Surviving Company, Parent, Merger Sub, or any Subsidiary of any of the foregoing, (ii) conducting, restricting, operating, investing or otherwise changing the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner, (iii) imposing any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, and (iv) Parent taking or agreeing to take any action specified in Section 7.2(c) of the Parent Disclosure Letter (clauses (i)-(iv) collectively, the “Divestiture Actions”), unless and except to the extent that taking any of the Divestiture Actions would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company or Company Subsidiaries, taken as a whole; provided, however, that, for the avoidance of doubt, Parent shall not be required to take or commit to take such Divestiture Actions with respect to Parent or Parent Subsidiaries (excluding the Company and the Company Subsidiaries); provided, further, that if requested by Parent, the Company or Company Subsidiaries shall agree to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or any Company Subsidiary in the event the Closing occurs.

(d)           Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in this Section 7.2 to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law or FDI Law, (i) cooperate in all respects in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (and consider in good faith such comments), (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance and comment on (and consider in good faith such comments on) any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and unless prohibited by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend or participate in any meetings, telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(d) as “Antitrust Counsel Only Material.” Without limiting Parent’s cooperation obligations described in Section 7.2(a) and this Section 7.2(d), Parent will, subject to the terms and conditions of this Agreement, control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws and FDI Laws; provided that Parent shall consult with the Company and consider the Company’s views in good faith. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been terminated in accordance with its terms, the Company shall not (and shall cause its Subsidiaries not to), without the prior written consent of Parent, (A) withdraw its filing under the HSR Act or (B) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with the DOJ, the FTC or other Governmental Entity to delay the consummation of, or not to close before a certain date, the Transactions.

(e)           In furtherance and not in limitation of the foregoing and subject to the provisions of this Section 7.2(e), Parent and the Company shall, and shall cause their respective affiliates to, take any and all actions necessary to obtain CFIUS Approval and any other consent, authorization or approval required under other applicable FDI Laws for the consummation of the Transactions. Such actions shall include promptly after the date of this Agreement making any draft and final filings required in connection with the CFIUS Approval (in accordance with the DPA) and under any other applicable FDI Laws, which draft filings shall be made within thirty (30) Business Days hereof, unless the parties agree in writing otherwise, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Transactions, or which is requested by any other Governmental Entity in connection with filings under other applicable FDI Laws. Each of Parent and the Company shall, in connection with their efforts to obtain CFIUS Approval and any other consent, authorization or approval required under other applicable FDI Laws for the consummation of the Transactions, (i) cooperate in all respects and consult with each other in connection with the CFIUS Notice and other filings under other applicable FDI Laws, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS or any other applicable Governmental Entity, by promptly providing copies to the other party of any such written communications, (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, CFIUS or such other applicable Governmental Entity, and (iv) to the extent not prohibited by CFIUS or such other applicable Governmental Entity, give the other party the opportunity to attend and participate in any in-person meetings with CFIUS or such other applicable Governmental Entity, in each case subject to any confidentiality requirements that may be imposed or requested by CFIUS or such other applicable Governmental Entity. With respect to Parent and its affiliates, such actions shall also include providing all such assurances and agreeing to all such conditions, limitations and restrictions as may be necessary to address any national security or other concerns identified by CFIUS or such other applicable Governmental Entity (including entering into a mitigation agreement, national security agreement, or other similar arrangement or agreement); provided that neither Parent nor any of its affiliates shall be required to agree to any mitigation measure, condition, restriction, or undertaking that would reasonably be expected to (w) require the Company or any Company Subsidiary to operate as a U.S. direct or indirect subsidiary of Parent that is organized, structured and financed to be capable of operating as a viable business entity independent from Parent for longer than an interim, temporary basis; (x) involve restrictions on material assets or material businesses of Parent or its affiliates (excluding the Company or any Company Subsidiary) that do not relate to the transactions contemplated by this Agreement or require the divestiture of any material business, assets or operations of Parent or its affiliates; or (y) (i) materially limit ordinary course and customary sharing or use of data between or among Company, Parent, and Parent’s affiliates’ except to the extent reasonably necessary to address national security concerns with respect to identified categories of sensitive data, or (ii) restrict Parent’s ability to substantially integrate the businesses and operations of the Company and its Subsidiaries with the businesses and operations of Parent and its affiliates, except to the extent reasonably necessary to address national security concerns with respect to identified categories of sensitive data, if such restriction would reasonably be expected to have a material adverse effect on Parent’s ownership of the Company or any material Company Subsidiary (it being recognized that, for purposes of this clause (y), that cumulatively reasonable sensitive data storage location requirements, sensitive data security policy and communication policy requirements, key person sensitive data access limitations, and sensitive data compliance policy and monitoring requirements would not impose a material limitation or material adverse effect). Subject to the foregoing, neither Parent nor the Company shall take or permit any of its Subsidiaries or affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the CFIUS Approval or any other consent, authorization or approval required under other applicable FDI Laws for the consummation of the Transactions.

(f)            In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Material Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its best efforts to obtain any third party consents under any such Material Contracts, in each case, that are necessary to consummate the Transactions, including the Merger, including, for the avoidance of doubt, the Material Contracts set forth on Section 7.2(f) of the Company Disclosure Letter. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to (or in the case of the Company or any of the Company Subsidiaries, be permitted to) pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Effective Time).

(g)           During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to, take the actions set forth on Section 7.2(g) of the Parent Disclosure Letter.

Section 7.3.           Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance, shall give due consideration to all reasonable additions, deletions or changes suggested thereto, and shall limit the information contained in such release or announcement to that which is required pursuant to such Law or other requirement; provided, however, that neither Party shall be required by this Section 7.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal or a Change of Recommendation and matters directly related thereto; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with (but which do not, if such Person is relying on this proviso, contain any more information than was contained in) previous press releases, public disclosures, public statements or agreed internal communications made by Parent or the Company in compliance with this Section 7.3.

Section 7.4.           D&O Insurance and Indemnification.

(a)           For six (6) years from and after the Effective Time, Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs and expenses (including advancing costs prior to the final disposition of any actual or threatened claim, action, suit, proceeding, investigation or any other similar matter to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with or relating to any actual or threatened claim, action, suit, proceeding, investigation, or any other similar matter in respect of acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time (including acts, omissions, facts or events occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with or relating to such Indemnified Parties serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Indemnified Parties in existence prior to the execution of this Agreement and provided to Parent prior to the execution of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the respective certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any Company Subsidiary which has been provided to Parent prior to the execution of this Agreement or which is included in the Company SEC Documents filed on or prior to the date hereof, or in any indemnification agreement in existence prior to the execution of this Agreement and provided to Parent prior to the execution of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

(b)           For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of the Company Subsidiaries and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence prior to the execution of this Agreement and provided to Parent prior to the execution of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence prior to the execution of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)           At or prior to the Effective Time, the Company shall purchase six (6) year prepaid “tail” insurance on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance, employment practice liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time (including acts, omissions, facts or events occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), which shall be from an insurance carrier with the same or better credit rating than the Company’s current insurance carrier of each respective policy; provided, however, that the Company shall not commit or spend on such “tail” insurance, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium incurred by the Company prior to the execution of this Agreement for the Company’s policies of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (the “Base Amount”), and if such “tail” insurance is not reasonably available for a cost not exceeding the Base Amount, the Company shall be permitted to purchase as much “tail” insurance coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing with respect to the procurement of such “tail” insurance. Parent and the Surviving Company shall maintain such “tail” insurance in full force and effect for a period of six (6) years after the Effective Time.

(d)           Parent and the Surviving Company shall advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices) all attorneys’ fees, costs and expenses that may be incurred by any Indemnified Party in enforcing his or her rights under this Section 7.4; provided that any Indemnified Party to whom attorneys’ fees, costs or expenses are advanced provides an undertaking (which shall not require any security) to repay such advances if it is ultimately determined by a final nonappealable adjudication that such Indemnified Party is not entitled to indemnification. If any Indemnified Party notifies Parent or the Surviving Company on or prior to the sixth (6th) anniversary of the Closing Date of any matter in respect of which such Indemnified Party may seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition thereof.

(e)           In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The provisions of this Section 7.4 (i) shall survive consummation of the Merger and shall not be terminated or amended in a manner adverse to any Indemnified Party without the written consent of such Indemnified Party, (ii) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, successors, assigns and representatives (each of whom shall be third-party beneficiaries of this Section 7.4) and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any Indemnified Party may have by contract or otherwise.

Section 7.5.           Takeover Statutes. From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions (including, for the avoidance of doubt, the Merger), and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions (including, for the avoidance of doubt, the Merger). No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions (including, for the avoidance of doubt, the Merger).

Section 7.6.           Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7.           Employee Matters.

(a)           Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (each, a “Continuing Employee”), for so long during such period as the applicable Continuing Employee remains so employed, (i) base compensation no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash incentive compensation opportunities no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, (iii) employee benefits (excluding equity incentive compensation, defined benefit pension, retiree medical or welfare benefits, change in control or retention arrangements) that are substantially comparable in the aggregate to either (A) those provided to such Continuing Employee immediately prior to the Effective Time or (B) those provided by Parent or its affiliates to similarly situated employees and (iv) severance benefits that are no less favorable than the greater of the severance benefits provided (A) to such Continuing Employee immediately prior to the Effective Time and (B) by Parent or its affiliates to similarly-situated employees of Parent and its affiliates.

(b)           For purposes of vesting, eligibility to participate, level of benefits and benefit accrual under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time (including, for the avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply (x) for any purpose with respect to any equity incentive plan, defined benefit pension plan, postretirement welfare plan, any plan under which credit for prior service was not provided to such Continuing Employee under the analogous Company Benefit Plan immediately prior to the Effective Time (or any plan under which similarly situated employees of Parent and its affiliates do not receive credit for prior service), or any plan that is grandfathered or frozen or (y) to the extent that its application would result in a duplication of benefits. Following the Effective Time, Parent or its affiliate shall use commercially reasonable efforts to (i) ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its tax-qualified defined contribution plan(s) established under Section 401(k) of the Code (the “Company 401(k) Plans”), the Company shall terminate the Company 401(k) Plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that the Company 401(k) Plans be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (or other authorized committee) at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that prior to terminating the Company 401(k) Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (not to be unreasonably withheld, conditioned or delayed). If the Company 401(k) Plans are terminated pursuant to this Section 7.7(c), then as soon as reasonably practicable following the 401(k) Termination Date, Parent shall permit each Continuing Employee who was eligible to participate in the Company 401(k) Plans immediately prior to the 401(k) Termination Date to participate in 401(k) plans of Parent or its affiliates, and shall permit each such Continuing Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Company 401(k) Plans to the 401(k) plans of Parent or its affiliates.

(d)           Between the date hereof and the Effective Time, any broad-based written communication materials (including website postings) from the Company or its affiliates to their employees with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment thereafter shall be provided to Parent for review and the Company shall consider any comments to such communications in good faith; provided, however, that the foregoing shall not apply with respect to any such broad-based written communication material that is consistent in all material respects with any material previously reviewed by Parent.

(e)           Parent shall, or shall cause its Subsidiaries to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended if and as permitted pursuant to the terms of such Company Benefit Plans.

(f)            Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or their affiliates. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall create any third-party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8.            Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9.            Stockholder Litigation. From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company shall provide Parent prompt (and in any event within forty-eight (48) hours) notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent reasonably informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense, and subject to a customary joint defense agreement) in, but not control, the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) with respect to all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2 (but without otherwise limiting any of the Parties’ obligations under Section 7.2), the provisions of this Section 7.9 shall control.

Section 7.10.          Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions reasonably necessary to delist the Company Common Stock from the New York Stock Exchange and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time. If the Surviving Company may be required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten (10) days following the Closing Date, the Company shall use its reasonable best efforts to file such quarterly or annual report prior to the Closing.

Section 7.11.          Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company Subsidiaries with those Persons designated by Parent.

Section 7.12.          Proxy Statement; Company Stockholders’ Meeting.

(a)            As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare (and Parent shall reasonably and in good faith cooperate with such preparation) and file with the SEC the preliminary Proxy Statement. The Company will use its reasonable best efforts to cause such filing to occur no later than twenty-five (25) Business Days following the date of this Agreement. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is reasonably requested or required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or is mailed to the Company Stockholders, as applicable, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent shall provide the Company such assistance and cooperation which the Company reasonably requests in preparation of the information related to Parent or Merger Sub to be included in the Proxy Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence with the SEC or its staff with respect to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of shares of Company Common Stock and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company will cause the definitive Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC.

(b)            Unless this Agreement is terminated in accordance with its terms, the Company shall, as promptly as reasonably practicable after the date hereof and in consultation with Parent, duly hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, and, subject to a Change of Recommendation in accordance with Section 6.3(d), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Within ten (10) Business Days after the date of this Agreement (and at reasonable times thereafter, upon the request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) Business Days after the date of such “broker search.” The Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then on no more than two (2) occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting (in each case) by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law or the rules or requirements of the New York Stock Exchange, or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting pursuant to this clause (ii) on no more than two (2) occasions and no such adjournments or postponements shall delay the Company Stockholders’ Meeting by more than fifteen (15) days (in the aggregate; provided that such days need not run consecutively) from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. Unless there has been a Change of Recommendation in accordance with Section 6.3(d), the Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders’ Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Company Stockholders with respect thereto.

Section 7.13.          Financing Cooperation.

(a)            Prior to the earlier of the Effective Time and the termination of this Agreement, the Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, provide such reasonable cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the Transactions as may be requested by Parent, Merger Sub or their Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, upon request (i) furnish the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and the Company Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules or other financial data relating to the Company and the Company Subsidiaries as may be reasonably requested by Parent and required in connection with any such financing (including, if applicable, any such statements, schedules or data to be used in the preparation of pro forma financial statements), but in each case, only to the extent that such additional financial statements, schedules or other financial data are prepared by the Company or the Company Subsidiaries in the ordinary course of business and readily available; (iii) provide a reasonable amount of direct contact between (A) senior management and advisors, including auditors, of the Company and (B) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s auditors in connection with, any such financing, at reasonable times and upon reasonable advance notice, provided that such access does not unreasonably interfere with the operations of the business of the Company and the Company Subsidiaries; (iv) make available the employees and advisors of the Company and the Company Subsidiaries to provide reasonable assistance with Parent’s preparation of business projections, financing documents and offer materials in connection with any such financing, at reasonable times and upon reasonable advance notice, provided that such access does not unreasonably interfere with the operations of the business of the Company and the Company Subsidiaries; (v) use its reasonable best efforts to obtain the cooperation and assistance of counsel to the Company and the Company Subsidiaries in providing customary legal opinions; (vi) provide information, documents (including information and documents required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001), authorization letters, opinions and certificates, enter into agreements (including supplemental indentures) and take other actions that, in each case, are customary in connection with any such financing or reasonably necessary or desirable to permit Parent to fulfill conditions or obligations under the related financing documents, provided that such agreements entered into shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) reasonably assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent; (viii) permit Parent’s reasonable use of the Company’s and the Company Subsidiaries’ logos for syndication and underwriting, as applicable, of any such financing; (ix) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals; and (x) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the proposed Parent financing (and not permit any such offering, placement or arrangements to occur on its behalf).

(b)            Notwithstanding anything in this Section 7.13 to the contrary, in fulfilling its obligations pursuant to this Section 7.13, (i) none of the Company, the Company Subsidiaries or their respective Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time and (ii) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent resulting from (A) the willful misconduct, gross negligence or bad faith of the Company or any of the Company Subsidiaries or any of their respective Representatives acting on their behalf, (B) the material breach by the Company of its obligations under this Section 7.13 or (C) information provided by the Company, the Company Subsidiaries or their respective Representatives acting on their behalf for use in connection with any such financing).

(c)            Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall, upon request by the Company, keep the Company reasonably informed at reasonable time intervals regarding the progress and status of any financing arrangements in connection with the Transactions.

(d)            For the avoidance of doubt, the obligation of Parent and Merger Sub to close the transactions contemplated by this Agreement is not conditioned upon the consummation of any financing.

Article VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.            Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by written agreement of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions.

(c)            Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act and any agreements or commitments with a Governmental Entity not to consummate the Transactions, shall have expired or been terminated, (ii) any other required approvals, consents, or clearances under any Antitrust Laws or FDI Laws of the jurisdictions set forth in Section 8.1(c) of the Company Disclosure Letter shall have been obtained and (iii) the CFIUS Approval shall have been obtained.

Section 8.2.            Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.1(a) (other than the second sentence thereof), Section 4.1(c) (other than the last sentence thereof), Section 4.2(b), Section 4.2(c), Section 4.3 and Section 4.26 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except, in each case, representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except, in each case, representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 4.8(a) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof or shall be true and correct as of the Closing as though made on and as of the Closing (except, in each case, representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance of Obligations. The Company shall have performed and complied, in each case, in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)            Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3.            Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)            Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1 (other than the third sentence thereof) and Section 5.3 and Section 5.8 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except, in each case, representations and warranties that by their terms speak specifically as of another date, in which case as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2 shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as if made on and as of the Closing (except, in each case, for representations and warranties that speak specifically of another date, in which case as of such date) and (iii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except, in each case, representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

(b)            Performance of Obligations. Parent and Merger Sub shall have performed and complied, in each case, in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)            Parent Officers’ Certificate. The Company shall have received from Parent a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

TERMINATION

Section 9.1.            Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)            by mutual written consent of Parent and the Company;

(b)            by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or (B) where such breach, failure to perform, violation or inaccuracy (1) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (2) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)            by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or (B) where such breach, failure to perform, violation or inaccuracy (1) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (2) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;

(d)            by either Parent or the Company, in the event that the Effective Time has not occurred on or before the date that is twelve (12) months after the date hereof (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or any FDI Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months (in which case, such date shall become the Outside Date for all purposes of this Agreement); and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Effective Time to occur by the Outside Date and such action or failure to fulfill such obligation constitutes a material breach of this Agreement;

(e)            by Parent, if, prior to obtaining the Company Stockholder Approval, (i) a Change of Recommendation has occurred or (ii) the Company has materially breached Section 6.3;

(f)            by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions;

(g)            by the Company, prior to obtaining the Company Stockholder Approval, in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with Section 6.3 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee;

(h)            by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained; or

(i)             by either the Company or Parent following a CFIUS Turndown; provided that the right to terminate this Agreement under this Section 9.1(i) shall not be available to any Party whose action or failure to fulfill its obligations pursuant to Section 7.2(e) has been a proximate cause of the CFIUS Turndown and such action or failure to fulfill such obligations constitutes a material breach of this Agreement.

Section 9.2.            Effect of Termination.

(a)            In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.13 shall survive such termination; provided that nothing herein shall relieve any Party from liability (including damages) for Fraud or Willful Breach of this Agreement prior to such termination (which damages may include loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock and Company Equity Awards entitled to receive the Merger Consideration, as applicable, pursuant to Section 261(a)(1) of the DGCL and subject to Section 10.8(a)). For purposes of this Agreement, “Willful Breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or intentionally fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b)            Termination Fee.

(i)            If (A) Parent terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of the Company Stockholders’ Meeting at which the Company Stockholder Approval was not obtained, an Acquisition Proposal was publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) Business Days prior to the date of the applicable Company Stockholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, then on or prior to the date that is two (2) Business Days after the earlier of (x) the date that such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent a fee of $32,350,000 in cash (the “Termination Fee”).

(ii)            If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not withdrawn (publicly, if publicly disclosed) prior to such termination, (B) (1) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) (provided that, if the Company is the terminating Party under Section 9.1(d), Parent is not at such time prohibited from terminating this Agreement by the terms of Section 9.1(d)(ii)) or (2) Parent terminates this Agreement pursuant to (x) Section 9.1(c)(ii)(A) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement by the Company following the making of such Acquisition Proposal or (y) Section 9.1(e)(ii) (but in the case of this clause (y), only if the Company has Willfully Breached Section 6.3), and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, then on or prior to the date that is two (2) Business Days after the earlier of (x) the date that such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii)          If Parent terminates this Agreement pursuant to (A) Section 9.1(e)(i) or (B) Section 9.1(e)(ii) (but in the case of this clause (B), only if the Company has Willfully Breached Section 6.3), within five (5) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iv)         If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee.

(v)          In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii), or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi)         Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “fifteen percent (15%)” and “eighty-five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(c)            Regulatory Termination Fee.

(i)            If the Company terminates this Agreement pursuant to Section 9.1(d) (or Parent terminates this Agreement pursuant to Section 9.1(d) and at the time of such termination by Parent, the Company was not prohibited from terminating this Agreement pursuant to the terms of Section 9.1(d)), and at the time of such termination, all conditions set forth in Article VIII are satisfied or validly waived, other than (A) conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time) and (B) any condition set forth in Section 8.1(b) or Section 8.1(c), within five (5) Business Days after such termination, Parent shall pay to the Company a fee of $32,350,000 in cash (the “Regulatory Termination Fee”).

(ii)           If the Company terminates this Agreement pursuant to Section 9.1(f) (or Parent terminates this Agreement pursuant to Section 9.1(f) and at the time of such termination by Parent, the Company was not prohibited from terminating this Agreement pursuant to the terms of Section 9.1(f)), within five (5) Business Days after such termination, Parent shall pay to the Company the Regulatory Termination Fee.

(iii)          In the event any amount is payable by Parent pursuant to the preceding clauses (i) or (ii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. The Company shall promptly provide wire transfer instructions in writing to Parent upon request (and in any event with sufficient time to allow Parent to pay or cause to be paid to the Company any Regulatory Termination Fee payable hereunder within the time periods required by this Section 9.2(c)). For the avoidance of doubt, in no event shall Parent be obligated to pay the Regulatory Termination Fee on more than one occasion.

(d)            Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that each of the Termination Fee and Regulatory Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which the Termination Fee or Regulatory Termination Fee (as applicable) is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), or Parent fails to pay in a timely manner any amount due pursuant to Section 9.2(c), then (i) the applicable Party with the payment obligation shall reimburse the other Party for all reasonable, documented, out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the applicable Party with the payment obligation shall pay to the other Party the interest on the amounts payable pursuant to Section 9.2(b) or Section 9.2(c), as applicable, from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, (1) upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(d)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for Fraud or Willful Breach (as defined in Section 9.2(a)) and (2) upon the Company’s receipt of the full Regulatory Termination Fee (and any other amounts contemplated by this Section 9.2(d)) pursuant to this Section 9.2 in circumstances in which the Regulatory Termination Fee is payable, none of Parent, any Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for Fraud or Willful Breach (as defined in Section 9.2(a)).

Article X

MISCELLANEOUS

Section 10.1.          Amendment and Modification; Waiver.

(a)            Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)            At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2.          Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or termination of this Agreement.

Section 10.3.          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4.          Transfer Taxes and Non-Resident Capital Gain Taxes. Subject to Section 3.2(b)(i), any Transfer Taxes imposed in connection with the Transactions for which the Company or Parent is liable under applicable Tax Law shall be borne by the Company or Parent to the extent provided by applicable Tax Law. The Parties shall not file, or cause to be filed, any Tax Return or Ruling Request, in each case relating to Non-Resident Capital Gain Taxes imposed in connection with the Transactions, unless the Parties mutually agree in writing to make any such filing. If the Parties so consent, the Parties shall cooperate in good faith in preparing and filing any such Tax Return or Ruling Request, and no such Tax Return or Ruling Request shall be filed or submitted without each Party’s prior written consent. Neither Party shall seek guidance, directly or indirectly, from any Governmental Entity as to the Non-Resident Capital Gain Tax treatment of the Transactions without the prior written consent of the other Party.

Section 10.5.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub or Parent Topco, to:

MMS USA Holdings, Inc.
133 avenue des Champs Elysées
75008 Paris
France
Email:	anne-gabrielle.heilbronner@publicisgroupe.com
Attention:	Anne-Gabrielle Heilbronner

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email:	AOEmmerich@wlrk.com
HClark@wlrk.com
Attention:	Adam O. Emmerich
Hannah Clark

if to the Company, to:

LiveRamp Holdings Inc.
LiveRamp, Inc.
225 Bush Street, 17th Floor
San Francisco, CA 94104
USA
Email:	lauren.dillard@liveramp.com
jerry.jones@liveramp.com
david.eisenberg@liveramp.com
Attention:	Lauren Dillard
Jerry Jones
David Eisenberg

with a copy to:

Sullivan & Cromwell LLP
550 Hamilton Avenue
Palo Alto, California 94301
Email:	ringler@sullcrom.com
jonesp@sullcrom.com
traversg@sullcrom.com
Attention:	Mike Ringler
Peter Jones
Greg Travers

Section 10.6.          Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken on the first succeeding Business Day thereafter. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, and words denoting natural persons shall be deemed to include business entities and vice versa. The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “dollars” or symbol “$” refers to U.S. dollars.

Section 10.7.          Counterparts. This Agreement may be executed manually or by electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.8.          Entire Agreement; Third-Party Beneficiaries.

(a)            This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, (i) if the Closing occurs, the holders of Company Common Stock and Company Equity Awards shall be third party beneficiaries of the right to receive the applicable Merger Consideration as set forth in Article II and Article III, in each case after the Effective Time and (ii) if the Closing does not occur, the Company shall have the right, pursuant to Section 261(a)(2) of the DGCL, as representative on behalf of holders of Company Common Stock and Company Equity Awards, to pursue claims for damages for any Fraud or breach of this Agreement by Parent or Merger Sub, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock and Company Equity Awards entitled to receive the Merger Consideration pursuant to Article II and Article III, as applicable, including loss of premium offered to such holders, in each case, pursuant to Section 261(a)(1) of the DGCL), in each case, pursuant to and in accordance with Section 9.2, it being agreed that in no event shall any holders of Company Common Stock or Company Equity Awards be entitled to enforce any of their rights, or Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather that the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the holders of Company Common Stock and Company Equity Awards, and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Stock or Company Equity Awards of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock and Company Equity Awards.

(b)            Except for clauses (i) and (ii) of Section 10.8(a), and as provided in Section 7.4 (which is for the benefit of the Indemnified Parties), nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.9.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 10.10.        Governing Law; Jurisdiction.

(a)            This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matters that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or other jurisdiction.

(b)            Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably and unconditionally consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.10(b) in the manner provided for notices in Section 10.5. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.11.        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12.        Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.13.        Enforcement; Remedies.

(a)            Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)           The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement (including the Parties’ obligations to consummate the Merger and the other Transactions) and to any further equitable relief.

(c)            The Parties’ rights in this Section 10.13 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.13 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.13, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d)           This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future holders of any equity, controlling persons, directors, officers, agents and attorneys, affiliates (other than Parent as an affiliate of Merger Sub or Merger Sub as an affiliate of Parent), Representatives, members, managers, general or limited partners, stockholders or assignees of any of the Company, Parent or Merger Sub shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith; provided that this Section 10.13(c) shall not limit claims for Fraud.

Section 10.14.        Parent Topco Guarantee. Parent Topco hereby guarantees to the Company the full and timely performance of all of the obligations of Parent under this Agreement, including the payment obligations of Parent pursuant to Section 3.1(a) (collectively, the “Guaranteed Obligations”). This is a guarantee of performance, and not merely of collection, and Parent Topco acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of Parent’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Parent Topco hereby waives, for the benefit of the Company, (a) any right to require the Company, as a condition of performance by Parent Topco, to proceed in any action against Parent or pursue any other remedies whatsoever and (b) any defenses or benefits that may be derived from or afforded by any Law that limit the liability of or exonerate guarantors or sureties, other than defense of performance in full of the Guaranteed Obligations. If all or any part of any payment to or for the benefit of the Company in respect of a Guaranteed Obligation is invalidated, declared to be fraudulent or preferential or set aside and, in each such case, required for any reason to be repaid or paid to a trustee, receiver or other third party, the Guaranteed Obligations that otherwise would have been satisfied by that payment or partial payment will be revived and will continue in full force and effect as if that payment had not been made. Parent Topco understands and acknowledges that the Company is relying on this guarantee and the representations and warranties set forth in the immediately following sentence in entering into this Agreement. Parent Topco hereby represents and warrants that (i) it has full power and authority to execute and deliver this Agreement (solely for the purposes of this Section 10.14), to carry out its obligations hereunder and make any payments required to be made hereby, (ii) the execution and delivery by Parent Topco of this Agreement (solely for purposes of this Section 10.14), and the performance by Parent Topco of its obligations hereunder, have been duly authorized by all requisite corporate action on the part of Parent Topco and (iii) this Agreement has been duly executed and delivered by Parent Topco (solely for purposes of this Section 10.14), and constitutes a legal, valid and binding obligation of Parent Topco, enforceable against Parent Topco in accordance with its terms.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MMS USA HOLDINGS, INC.

By	/s/ Robert W. Vyverberg
Name: Robert W. Vyverberg
Title: Secretary

COVEY MERGER SUB, INC.

By	/s/ Tom J. Caffrey
Name: Tom J. Caffrey
Title: President

[Signature Page to Agreement and Plan of Merger]

LIVERAMP HOLDINGS, INC.

By	/s/ Scott Howe
Name: Scott Howe
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PUBLICIS GROUPE S.A.
(solely for the purposes of Section 10.14)

By	/s/ Arthur Sadoun
Name: Arthur Sadoun
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Surviving Company Certificate of Incorporation

CERTIFICATE OF INCORPORATION

of

LIVERAMP HOLDINGS, INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation is LiveRamp Holdings, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.            The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.001 per share (the “Common Stock”).

Section 2.            Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

A-1

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability, or limitation thereof, is not permitted under the General Corporation Law of the State of Delaware. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, as applicable, then the liability of a director or officer, as applicable, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE X

Any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation, if, as and to the extent authorized by the laws of the State of Delaware, against expenses (including the attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, in connection with the defense or settlement of such action, suit, investigation or proceeding. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

A-2

Annex B

Surviving Company Bylaws

BY-LAWS

of

LIVERAMP HOLDINGS, INC.

dated as of [         ]

ARTICLE I

OFFICES

SECTION 1.            REGISTERED OFFICE – The address, including street, number, city, and county, of the registered office of LiveRamp Holdings, Inc. (the “Corporation”) in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Trust Company.

SECTION 2.            OTHER OFFICES – The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1.            ANNUAL MEETINGS – Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the first Tuesday in May. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2.            SPECIAL MEETINGS – Special meetings of the stockholders for any purpose or purposes may be called by the Chairman, the Managing Director or the Secretary, or by resolution of the Board of Directors.

SECTION 3.            VOTING – Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

SECTION 4.            QUORUM – Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 5.            NOTICE OF MEETINGS – Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

SECTION 6.            ACTION WITHOUT MEETING – Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 1.            NUMBER AND TERM – The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The exact number of directors shall initially be one and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder.

SECTION 2.            RESIGNATIONS – Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman, the Managing Director or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.            VACANCIES – If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

SECTION 4.            REMOVAL – Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

SECTION 5.            COMMITTEES – The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

SECTION 6.            MEETINGS – The newly elected director(s) may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman or the Managing Director or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the notice of the meeting.

Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 7.            QUORUM – A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.

SECTION 8.            COMPENSATION – Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 9.            ACTION WITHOUT MEETING – Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

OFFICERS

SECTION 1.            OFFICERS – The officers of the Corporation shall be a Managing Director and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect a Treasurer and such Vice Presidents, Assistant Secretaries and Assistant Treasurers as it may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 2.            MANAGING DIRECTOR – The Managing Director shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation.

SECTION 3.            VICE PRESIDENTS – Vice Presidents, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

SECTION 4.            TREASURER – The Treasurer, if any, shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman or the Managing Director, taking proper vouchers for such disbursements. He or she shall render to the Chairman, the Managing Director and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe. If there is no Treasurer appointed by the Board of Directors of the Corporation, the duties of Treasurer shall be vested in the Managing Director.

SECTION 5.            SECRETARY – The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman or the Managing Director, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman or the Managing Director.

SECTION 6.            ASSISTANT TREASURERS AND ASSISTANT SECRETARIES – Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V

MISCELLANEOUS

SECTION 1.            CERTIFICATES OF STOCK – Each stockholder shall be entitled to a certificate of stock certifying the number of shares owned by such stockholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine. If authorized by the Board of Directors, the Corporation may issue some or all of the shares of stock of the Corporation without certificates.

SECTION 2.            LOST CERTIFICATES – A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 3.            TRANSFER OF SHARES – The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 4.            STOCKHOLDERS RECORD DATE – In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.            DIVIDENDS – Dividends upon the capital stock of the Corporation shall in the discretion of the Board of Directors from time to time be declared by the Board of Directors out of funds legally available therefor after setting aside of proper reserves.

SECTION 6.            FISCAL YEAR – The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 7.            CHECKS – All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

SECTION 8.            NOTICE AND WAIVER OF NOTICE – Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

SECTION 9.            CORPORATE SEAL. – The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.”

ARTICLE VI

INDEMNIFICATION

SECTION 1.            RIGHT TO INDEMNIFICATION. – Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedures specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any lawful manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this paragraph.

SECTION 2.            INSURANCE. – The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

SECTION 3.            ADVANCEMENT OF EXPENSES. – Expenses incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Corporation (or was serving at the Corporation’s request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized by relevant sections of the General Corporation Law of the State of Delaware.

SECTION 4.            Non-Exclusivity of Rights. – The rights to indemnification and to the advancement of expenses conferred in these By-laws is not exclusive of any other right that any person may have or hereafter acquire under the Certificate of Incorporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.